Exhibit 99.1

Global Eagle Entertainment Inc. Receives Third Quarter Notification from Nasdaq

Notification does not affect previously granted Nasdaq extension

LOS ANGELES, November 21, 2017 (GLOBE NEWSWIRE) — On November 16, 2017, Global Eagle Entertainment Inc. (the “Company” or “we”) received a notification (the “Q3 2017 Nasdaq Notification”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is in continued non-compliance with Nasdaq Listing Rule 5250(c)(1) because it has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017.

Nasdaq previously granted the Company’s requested extension until November 30, 2017 to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) and until January 31, 2018 to file its Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2017 (the “2017 Form 10-Qs”). The Q3 2017 Nasdaq Notification does not affect the terms of that extension related to the continued listing of the Company’s common stock. The Company satisfied the extension requirement relating to its 2016 Form 10-K when it completed that filing on November 17, 2017. The Company continues to make progress towards satisfying the extension requirement relating to its 2017 Form 10-Qs.

About Global Eagle

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,500 employees and 50 offices on six continents, the company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Investor Relations

+1 310-740-8624

investor.relations@geemedia.com